Exhibit 10.3

FORM OF PATENT LICENSE-BACK AGREEMENT

This Patent License-Back Agreement (“License Agreement”), dated as of May 8, 2023 (the “Effective Date”), is made by and between Apex Protect GPS, LLC, a limited liability company organized pursuant to the laws of the State of Texas (“LICENSOR”), located at 5802 N. Navarro, Victoria, TX 77904 and C-Bond Systems LLC, a Texas limited liability company (and a subsidiary of C-Bond Systems, Inc., a Colorado corporation referred to herein as “Parent”), with offices located at 6035 South Loop East Houston, TX 77033 (“LICENSEE”), where LICENSOR is the purchaser of certain assets of LICENSEE pursuant to an Asset Purchase Agreement between LICENSOR and Parent, dated as the Effective Date above (the “Asset Purchase Agreement”). LICENSOR and LICENSEE are referred to herein collectively as the “Parties.”

WHEREAS, under the terms of the Asset Purchase Agreement executed concurrently herewith this License Agreement, Licensee conveyed, transferred, and assigned to Licensor, among other assets, U.S. Patent No. 11,155,491 B2 (the “Patent”), and the Parties executed and delivered that certain Patent And Trademark Assignment Agreement executed concurrently herewith (the “Assignment”), fully conveying all rights to the Patent to Licensor from Licensee;

WHEREAS, as a result of the assignment, LICENSOR owns all right, title, and interest in the Patent and has the full legal right to license-back the Patent to LICENSEE under the specific terms and conditions of this License Agreement;

WHEREAS, LICENSOR desires to license-back the Patent to LICENSEE;

WHEREAS, LICENSEE desires to obtain the license-back from LICENSOR to the Patent;

NOW THEREFORE, for the mutual premises and covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, LICENSOR and LICENSEE hereby agree as follows:

Article I. PERPETUAL LICENSE; MAINTENANCE; ENFORCEMENT

Section 1.01 License Grant. Subject to the terms and conditions of this License Agreement, LICENSOR grants LICENSEE a perpetual, non-exclusive, worldwide, royalty-free, fully paid-up, non-transferable, non-sublicensable license under the Patent for all uses and applications except for any such uses and applications that involve, relate to, market to, sell to, do business with, provide related goods or services to, or are consumed by any uses and applications of the patented technology within the civilian or military automotive, vehicle and/or transportation industry no matter the channels of trade in any way (the “License”). To remove any doubt, the prior exceptions are specific prohibitions on the use and application by LICENSEE of the Patent under the License. LICENSEE shall not attempt to license or otherwise grant any rights to any person or entity in the licensed Patent and shall not, absent written agreement with LICENSOR, practice the Patent outside the scope of the rights granted to LICENSEE in this Section 1.01.

Section 1.02 Improvements to Patent. All improvements made by either LICENSOR or LICENSEE to the technology covered by the Patent shall be owned by LICENSOR. To that end, LICENSEE hereby assigns any and all improvements to the Patent made and invented by LICENSEE to LICENSOR. In the event that LICENSEE desires to utilize such improvements to the Patent made by either Party, the Parties hereby agree that they will negotiate in good faith a separate license agreement having pricing and other terms and conditions that are mutually acceptable to both Parties.

Section 1.03 Maintenance of Licensed Patent. LICENSOR shall be responsible for maintenance of the Patent at the United States Patent and Trademark Office (“USPTO”).

Section 1.04 Enforcement of the Patent. Each Party shall promptly inform the other Party upon becoming aware of any activity likely to constitute infringement of the Patent. As between the Parties, LICENSOR shall have the exclusive right to assert and enforce the Patent for infringement, defend it against challenges of invalidity or enforceability, and license/sublicense it in settlement thereof (or otherwise). LICENSOR shall have no obligation to bring any suit, action or other proceeding against any alleged infringer of the Patent. LICENSEE hereby agrees to cooperate with LICENSOR as reasonably requested in all such enforcement or defense activities. LICENSOR shall have the exclusive right to select counsel to represent LICENSOR in such activities and to direct counsel in such activities. LICENSOR shall be responsible for all costs and expenses associated therewith and shall be entitled to retain all awards therefrom.

(a)	Recovery and Settlement. If LICENSOR undertakes the enforcement or defense of the Patent:

(i)	Any recovery, damages or settlement derived from such suit, action or other proceeding shall be retained in its entirety by LICENSOR; and

(ii)	LICENSOR may settle any such suit, action or other proceeding, whether by consent order, settlement or other voluntary final disposition, without the prior written approval of LICENSEE.

Section 1.05 Challenges to the Patent. Notwithstanding the perpetual License granted herein under Section 1.01, if, during the Term, LICENSEE institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding to invalidate or limit the scope of any of the Patent’s claims or obtain a ruling that any of the Patent’s claims are unenforceable or not patentable (“Licensed Patent Challenge”), LICENSOR has the right to immediately terminate this License Agreement with notice to LICENSEE and with no opportunity for LICENSEE to cure and this Agreement will immediately terminate effective as of the first date of LICENSEE’S first filing or participation in the Licensed Patent Challenge.

Article II.  TERM

Section 2.01 Term. This License Agreement is effective as of the Effective Date and remains in effect until the first to occur of: (a) expiration of the Patent; b) the Patent is finally deemed invalid or unenforceable in its entirety with no further opportunity for appeal by the USPTO or by the U.S. federal courts; or (c) this License Agreement is terminated pursuant to Section 2.02 (collectively, the “Term”).

Section 2.02 Termination:

(a)	Termination for Cause. Licensor shall have the right to terminate this Agreement immediately by giving written notice to Licensee if:

(i)	Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than ten (10) Business Days (as defined below) after Licensor’s written notice to make such payment;

(ii)	Licensee materially breaches this Agreement (other than through a failure to pay any amounts due under this Agreement) and, if such breach is curable, fails to cure such breach within thirty (30) Business Days of Licensor’s written notice of such breach;

(iii)	Licensee: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within sixty (60) Business Days or is not dismissed or vacated within sixty (60) Business Days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(iv)	Licensee undergoes a Change in Control (as defined below), unless otherwise agreed to in writing by the Licensor.

(b)	Effect of Termination. Within ten (10) Business Days after termination or expiration of this Agreement, Licensee shall: (a) immediately cease all activities concerning, including all practice and use of, the Patent; and (c) within ten (10) Business Days after termination or expiration: (i) return to Licensor all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Licensor’s Confidential Information; (ii) permanently erase such Confidential Information from its computer systems; and (iii) certify in writing to Licensor that it has complied with the requirements of this Section 2.02(b).

(c)	Definitions. For purposes herein, “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to be closed for business; “Change in Control” means with respect to a party, a change of the Person that has control, directly or indirectly, of that party, and for the purposes of this definition, “control” has the meaning given to it in the definition of “Affiliate”; “Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity; and “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than Fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.

Section 2.03 Survival. Termination of this License Agreement shall not relieve a Party from any of its obligations that have accrued before termination. In addition, the following provisions shall survive termination and remain in effect as applicable: Article I, Article IV, Article V and Section 6.01.

Article III. MUTUAL representation and warranties

Section 3.01 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)	it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)	it has, and throughout the Term will retain, the full right, power, and authority to enter into this License Agreement and to perform its obligations hereunder;

(c)	the execution of this License Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the Party; and

(d)	when executed and delivered by such Party, this License Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

Article IV. INDEMNIFICATION; INSURANCE

Section 4.01 Mutual Indemnification. Each Party shall indemnify, defend and hold harmless the other Party, and each of the other Party’s respective officers, directors, employees, agents, successors and assigns against all Losses, as that term is defined in the Asset Purchase Agreement, arising out of or resulting from any third party claim, suit, action or other proceeding related to or arising out of or resulting from the other Party’s breach of any representation, warranty, covenant or obligation under this Agreement, (each an “Action”).

Section 4.02 Indemnification Procedure. Each Party shall notify the other Party in writing of any Action and cooperate with the other Party at such other Party’s sole cost and expense. Subject to insurance obligations hereunder, the indemnifying Party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the other Party to handle and defend the Action, at the indemnifying Party’s sole cost and expense. Neither Party shall settle any Action in a manner that adversely affects the rights of the other Party or its Affiliates, as that term is defined in the Asset Purchase Agreement, without such other Party’s or its Affiliates’ prior written consent. Either Party and its Affiliates may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

Section 4.03 Insurance. Each Party shall, at its sole cost and expense, obtain, pay for and maintain in full force and effect commercial general liability and professional liability (Errors and Omissions) insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Licensed Products and contractual liability coverage for a Party’s own defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits of not less than Two Million US dollars ($2,000,000) and professional liability insurance limits of not less than Two Million US dollars ($2,000,000), in each case as an annual aggregate for all claims each policy year. To the extent any insurance coverage required hereunder is purchased on a “claims-made” basis, such insurance shall cover all prior acts of the Party during the Term, and be continuously maintained until at least three (3) years beyond the expiration or termination of the Term, or such Party shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the Term, to provide coverage for at least three (3) years from the occurrence of either such event. Each Party shall have the other Party named in each policy as an additional insured. Upon request by either Party, the other Party shall provide the requesting Party with certificates of insurance or other reasonable written evidence of all coverages described herein. Additionally, a Party shall provide the other Party with written notice at least ninety (90) Business Days prior to such Party cancelling, not renewing, or materially changing the insurance.

Article V.  BANKRUPTCY; ABANDONMENT

Section 5.01 Bankruptcy. All rights and licenses granted to LICENSEE under the License are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). LICENSEE has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the License, and the subject matter hereof. Without limiting the generality of the foregoing, LICENSOR acknowledges and agrees that, if LICENSOR or its estate shall become subject to any bankruptcy or similar insolvency proceeding:

(a)	subject to LICENSEE’s rights of election under Section 365(n), all rights, licenses, and privileges granted to LICENSEE under the License will continue subject to the respective terms and conditions hereof, and will not be affected, and LICENSOR (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including a trustee) shall perform all of the obligations required hereunder to be performed by LICENSOR. If LICENSOR (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee) rejects its obligations under this Agreement pertaining to the License, as provided under the Bankruptcy Code, LICENSEE may elect to retain its rights hereunder as provided in the Bankruptcy Code, in which case LICENSOR (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee), shall provide to LICENSEE a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in LICENSEE’s possession, shall be promptly delivered to LICENSEE or its designee.

(b)	Option to Acquire Assets in Bankruptcy.

(i)	Notice of Transfers. If LICENSOR, in any capacity pertaining to insolvency, including, but not limited to, debtor in possession, and its successors and assigns pursuant to any insolvency process, including, but not limited to, a Title 11 trustee, proposes any offer of sale, transfer, hypothecation or further assignment (collectively referred to hereafter as a “Transfer”) of the Assigned Patent to a third party, then LICENSOR shall promptly give written notice to LICENSEE at least sixty (60) days prior to the closing of such Transfer (such notice to be hereafter refenced as the “Sales Notice”). The Sales Notice shall describe in reasonable detail the material terms and conditions of the proposed Transfer including, without limitation, the nature of such Transfer, the consideration to be paid and the name and address of each prospective purchaser or transferee.

(ii)	LICENSEE Option. LICENSEE shall have an option (the “LICENSEE Option”) for a period of fifteen (15) days from receipt of the Sales Notice to elect to purchase the Patent(s) at the same price and subject to the same material terms and conditions as described in the Sales Notice. LICENSEE may exercise the LICENSEE Option and, thereby, purchase all or some of the Patent by notifying the LICENSOR in writing before expiration of the fifteen (15) day period as to which Patent(s) it wishes to purchase. If LICENSEE gives the LICENSOR notice that it desires to purchase any of the Patent(s), then payment therefore shall be by check or wire transfer against delivery of title to the purchased Patent(s) properly documented and recorded, at a place agreed upon between the Parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the LICENSEE’s receipt of the Sales Notice, unless the Sales Notice contemplated a later closing with the prospective third party transferee(s). For avoidance of doubt, the LICENSEE Option may solely be exercised in connection with the acquisition of assets sold pursuant to proceedings governed by the Bankruptcy Code or other bankruptcy, insolvency, and similar laws.

(c)	Abandonment. If LICENSOR plans to abandon any patent application or patent included within consisting of, or related to, the Patent(s), LICENSOR shall notify LICENSEE in writing at least twenty (20) days in advance of the due date of any payment or other action that is required to prosecute and maintain the Patent(s), or any of them. Following such notice, LICENSEE will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Patent at its sole cost and expense in such country, and LICENSOR shall, at LICENSEE’s written request and sole cost and expense, cooperate with LICENSEE to assign to LICENSEE such patent application or patent. Effective as of the effective date of any such assignment under this Section, such patent application or patent shall no longer be a Patent under this License Agreement.

Article VI. GENERAL

Section 6.01 Confidentiality. The terms and conditions of this License Agreement, but not its mere existence, are the confidential information of the Parties. No Party shall disclose such terms to any other person or entity other than:

(a)	employees, financial advisors, and attorneys of a Party who have a need to know such terms and who are bound by a written or ethical obligation of confidentiality to such Party;

(b)	as reasonably necessary to comply with any law, regulation, or governmental authority, provided that reasonable measures are taken to preserve the confidentiality hereof to the extent possible; and

(c)	potential investors, acquirors and lenders of a Party who are bound to the Party by an obligation of confidentiality.

Section 6.02 Third Party Beneficiaries. Each Party hereto intends that this License Agreement does not benefit or create any right or cause of action in or on behalf of any person other than the Parties hereto.

Section 6.03 Publicity. No Party shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this License Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written approval of the other Party; provided, however, that no Party shall be prevented from making disclosures or statements that, in the opinion of legal counsel, are required by law. If a Party is required to make an announcement required by law, then, to the extent practicable under the circumstances, it will give the other Party ten (10) days advance written notice of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. Upon request by a Party for approval of any other disclosures, such approval or disapproval shall be given in writing within fifteen (15) days of its receipt. Once information has been approved for disclosure, no further consent or approval shall be required under this Section with respect to such information.

Section 6.04 Integration. This License Agreement, the Asset Purchase Agreement, and the Assignment Agreement constitute the entire agreement and understanding between the Parties with respect to the matters contained herein.

Section 6.05 Amendments. No amendment or modification of this License Agreement shall be valid or binding upon the Party unless made in writing and signed by an authorized representative of each Party.

Section 6.06 Governing Law; Submission to Jurisdiction. The Parties incorporate Section 6.01 of the Asset Purchase Agreement (Governing Law; Jurisdiction) to govern all issues of jurisdiction of law and venue to interpret or resolve any dispute arising under this License Agreement and all related documents.

Section 6.07 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.08 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this License Agreement.

Section 6.09 Waiver. The waiver by a Party, whether express or implied, of any provisions of this License Agreement, or of any breach or default of a Party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this License Agreement.

Section 6.10 Representations. Each Party hereto acknowledges and agrees (a) that no representation or promise not expressly contained in this License Agreement has been made by another Party hereto or by any of its agents, employees, representatives or attorneys; (b) that this License Agreement is not being entered into on the basis of, of in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this License Agreement; and (c) that each Party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this License Agreement.

Section 6.11 Relationship of Parties. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership, or joint venture between the Parties. Each Party is an independent contractor. No Party shall assume, either directly or indirectly, any liability of or for the other Party, except as expressed herein. No Party shall have the authority to bind or obligate another Party and no Party shall represent that it has such authority, except as expressed herein.

Section 6.12 Counterparts. This License Agreement may be executed in counterparts (including by fax and PDF copy), any one of which need not contain the signatures of more than one Party, but all of which, taken together, shall constitute one and the same agreement.

Section 6.13 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

Section 6.14 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON THIS LICENSE AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF. EACH PARTY HEREBY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS LICENSE AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS LICENSE AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. IN THE EVENT OF LITIGATION, THIS LICENSE AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 6.15 Further Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this License Agreement, all such other instruments and will take all reasonable actions as may be reasonably necessary in order to consummate the transactions contemplated by this License Agreement, and to effectuate the provisions and purposes hereof.

Section 6.16 Construction; Interpretation. The language in all parts of this License Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this License Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this License Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The word “including” shall mean including without limitation and the words “include” and “includes” shall have corresponding meanings.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this License Agreement to be effective as of the Effective Date.

Apex Protect GPS, LLC (as LICENSOR)

By:
Name:
Title:

C-BOND SYSTEMS, LLC (as LICENSEE)

By:
Name:
Title:

[Signature Page to Exhibit E – License Back Agreement]